Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS THIRD QUARTER REVENUE OF $714.4 MILLION AND ADJUSTED EBITDA OF $182.1 MILLION

Wyomissing, PA (October 17, 2013) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming” or the “Company”) today reported third quarter operating results for the three months ended September 30, 2013, as summarized below:

Summary of Third Quarter Results

(in millions, except per share data)	Three Months Ended September 30,
	2013 Actual	2013 Guidance (2)	2012 Actual
Net revenues	$714.4	$714.1	$707.0
Adjusted EBITDA (1)	182.1	189.7	168.6
Less: Impact of stock compensation, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(140.8)	(145.6)	(122.2)
Net income	$41.3	$44.1	$46.4

Diluted earnings per common share	$0.40	$0.43	$0.44

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA, as well as income (loss) from operations per GAAP to adjusted EBITDA, is included in the accompanying financial schedules.

(2)         The figures in this column present the guidance Penn National provided on July 23, 2013 for the three months ended September 30, 2013.

Review of Third Quarter 2013 Results vs. Guidance and Third Quarter 2012 Results

	Three Months
	Ended
	September 30, 2013
	Pre-tax	After-tax
	(in thousands)
Income, per guidance (1)	$72,273	$44,087

EBITDA variances
Total segment variances	(1,846)	(1,084)
Termination charge associated with spin-off included in property results	(3,807)	(2,439)
Spin-off transaction costs recorded in corporate overhead	(5,075)	(3,038)
Other corporate items	3,056	1,829
Total EBITDA variances from guidance	(7,672)	(4,732)

Guidance miscalculation on sale of Bullwhackers	5,848	3,496
Unfavorable tax rate variance	—	(1,534)
Income, as reported	$70,449	$41,317

	Three Months Ended
	September 30,
	2013	2013 Guidance (1)	2012
Diluted earnings per common share excluding items not included in guidance	$0.43	$0.44	$0.57
Termination charge associated with spin-off included in property results	(0.02)	—	—
Spin-off transaction costs recorded in corporate overhead	(0.03)	—	—
Other corporate items	0.02	—	—
Guidance miscalculation on sale of Bullwhackers	—	(0.03)	—
Unfavorable tax rate variance	—	0.02	—
Foreign currency translation gain and Other	—	—	(0.01)
Maryland lobbying efforts	—	—	(0.18)
Discrete tax benefits not anticipated in guidance	—	—	0.06

Diluted earnings per common share	$0.40	$0.43	$0.44

(1)         The guidance figures in the tables above present the guidance Penn National provided on July 23, 2013 for the three months ended September 30, 2013.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming, commented, “Third quarter operating results reflect a continuation of the soft regional gaming revenue trends that the industry has experienced throughout 2013.  As a result, third quarter revenues were in line with guidance and adjusted property operating results were approximately $1.8 million less than contemplated in our guidance.  The remaining $5.8 million adjusted EBITDA variance relative to guidance is primarily the result of expenses incurred as a result of the planned spin-off of Gaming and Leisure Properties, Inc. (“GLPI”).  Property margins, excluding $3.8 million of termination charges related to the spin-off, were 29.7% which is consistent with the corresponding period in the prior year.  Given the challenging soft regional trends we are relatively satisfied with our property results.

“We are temporarily suspending the practice of providing financial guidance and withdrawing the 2013 full year guidance provided on July 23, 2013, for Penn National Gaming and GLPI.  Our general outlook for property results for the rest of the year is fundamentally unchanged.  The decision to suspend guidance is a combination of the necessity to accelerate the timing of the earnings release to accommodate disseminating this information relative to the process of securing financing for the contemplated spin and uncertainty in predicting the exact magnitude of the items (including but not limited to, a partial quarter of rent expense related to the master lease, the expected contribution, beginning November 1, 2013, of Hollywood Casino Baton Rouge and Hollywood Casino Perryville to GLPI, lower levels of depreciation and interest expense, goodwill and intangible asset impairment charges and transaction costs related to the spin-off) that will flow through our income statement in the fourth quarter as a result of the transaction.

“The planned spin-off of GLPI has already unlocked significant value for our stockholders and we continue to believe it will add operational, strategic and financial flexibility for both Penn National and GLPI and create two well capitalized, uniquely positioned companies that are positioned for growth in the gaming and REIT sectors, respectively.  As the first REIT to focus on gaming sector assets, GLPI will create a new capital funding source for the industry and simultaneously position itself to benefit from diversification into other real estate asset classes in the future while establishing a highly efficient vehicle to deliver consistent and growing income distributions to shareholders.  In connection with the contemplated transaction, on October 11, 2013, we completed our previously disclosed exchange and repurchase transactions with an affiliate of Fortress Investment Group LLC (“Fortress”) and certain affiliates of Centerbridge Capital Partners, L.P. (“Centerbridge”).  In these transactions, we paid a total of $627.2 million to the affiliates of Fortress and Centerbridge and issued to the affiliate of Fortress 8,624 shares of non-voting Series C preferred stock in order to redeem at par all of the previously outstanding shares of Series B preferred stock.  Each share of Series C preferred stock will automatically convert into 1,000 shares of common stock upon a sale to a third party not affiliated with Fortress, and holders of Series C preferred stock will participate in dividends paid to the holders of common stock on an as-converted basis.  The redemption of our historical Preferred Shares has the impact of reducing our diluted share count by 13.1 million (based on the actual dilutive impact of the securities in our third quarter EPS calculation) and will increase our basic shares outstanding by approximately 8.6 million.”

Timothy Wilmott, who is currently Penn National’s Chief Operating Officer and who will serve as the Company’s Chief Executive Officer after the spin-off added, “During the quarter, Penn National made continued progress on its post-split expansion and development projects and we continue to expect these projects will generate meaningful growth.

“First, we remain on schedule and on budget with the re-branding and facility upgrade of Hollywood Casino St. Louis, which will be completed in December 2013.  We have been found suitable by the Maryland Lottery Commission and will make a presentation to the state’s Video Lottery Facility Location Commission on October 21 on our proposed $700 million Hollywood Casino at Rosecroft Raceway in Prince George’s County, Maryland.  In addition, we continue to make meaningful progress with the National Indian Gaming Commission, as well as state and local officials, on the proposed Hollywood Casino-branded casino on the Jamul Indian Village’s land in trust, approximately 20 miles east of downtown San Diego.  Construction on our Dayton and Austintown integrated racing and gaming facilities continues on time and on budget and we expect both facilities to open in the second half of 2014.  In addition, the construction of a 154 room hotel at Zia Park Casino is on schedule and is expected to open in the second half of 2014.  In Pennsylvania, we have proposals being considered by the Pennsylvania Gaming Control Board for a new gaming and entertainment destination in Philadelphia (where we are one of six applicants) as well as for the development of an integrated racing and gaming facility in Mahoning Township, near Pittsburgh (the last of the Category 1 sites in Pennsylvania), with decisions on both proposals expected in early 2014.  Finally, in Massachusetts, along with two other bidders, we recently submitted a formal application to the Massachusetts Gaming Commission for the state’s sole

Category 2 gaming license, with plans to develop a $225 million integrated racing VLT facility, Plainridge Park Casino, in the Greater Boston area.”

Mr. Carlino concluded, “Penn National remains focused on its initiatives to build shareholder value.  The spin-off of GLPI is expected to bring near- and long-term opportunities to return capital to shareholders while creating a new platform for sustainable growth.  As a gaming facilities operator, manager and developer, Penn National Gaming will continue to seek to optimize operating efficiencies to generate appropriate property level margins while pursuing new growth opportunities that leverage the Company’s proven development and management skills.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through September 30, 2013	Expected Opening Date
		(in millions)

Hollywood Casino St. Louis (MO) - Rebranding of former Harrah’s property to our Hollywood theme. Integration of new casino, hotel, financial and operating systems and upgrades of slot machine product.		$61		$40.6	Ongoing through Fourth Quarter 2013

Zia Park Casino (NM) - Addition of 154 room, five story hotel which will include six suites, a breakfast room, a business center, meeting and exercise rooms, as well as additional surface parking.		$26		$1.0	Late 2014

Mahoning Valley Race Track (OH) - Construction began in May 2013 at Austintown’s Centrepointe Business Park, with our new Hollywood themed facility featuring a new racetrack and the ability to hold up to 1,000 video lottery terminals, as well as various restaurants, bars and other amenities.	1,000	$261	(1) (2)	$18.9	Second Half 2014

Dayton Raceway (OH) - Construction began in May 2013 at the site of an abandoned Delphi Automotive plant, with our new Hollywood themed facility featuring a new racetrack and the ability to hold up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,000	$254	(1) (3)	$17.3	Second Half 2014

(1)          Includes a $75 million relocation fee in addition to a $50 million VLT license fee.

(2)          GLPI is responsible for construction related costs which we anticipate at the Spin-off will be approximately $25 million and subsequent to the Spin-off will total approximately $75 million.

(3)          GLPI is responsible for construction related costs which we anticipate at the Spin-off will be approximately $22 million and subsequent to the Spin-off will total approximately $66.8 million.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended September 30,		Three Months Ended September 30,
	2013	2012	2013	2012
Midwest (1)	$244,011	$247,287	$80,735	$79,851
East/West (2)	294,816	324,603	78,229	90,370
Southern Plains (3)	168,979	128,604	47,463	38,549
Other (4)	6,629	6,550	(24,357)	(40,179)
Total	$714,435	$707,044	$182,070	$168,591

	NET REVENUES		ADJUSTED EBITDA
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Midwest (1)	$789,502	$670,373	$262,702	$209,686
East/West (2)	928,934	1,043,884	265,886	294,760
Southern Plains (3)	529,560	415,729	161,824	139,125
Other (4)	26,056	25,668	(76,195)	(84,442)
Total	$2,274,052	$2,155,654	$614,217	$559,129

(1)         Our Midwest segment results for the three and nine months ended September 30, 2012 included preopening charges of $7.1 million and $19.8 million, respectively.

(2)         Our East/West segment results for the nine months ended September 30, 2013 included preopening charges of $0.2 million, as compared to preopening charges of $0.3 million for the nine months ended September 30, 2012.  Additionally, results for the three months ended September 30, 2013 included spin-off transaction costs of $3.8 million. Current year results have been negatively impacted by the June 2012 opening of a casino in Anne Arundel, Maryland.

(3)         Our Southern Plains segment results for the nine months ended September 30, 2012 included our share of the Kansas Entertainment joint venture’s preopening charges of $1.4 million. Additionally, beginning in the third quarter of 2012, transaction costs associated with the Harrah’s St. Louis acquisition which totaled $1.5 million for the three and nine months ended September 30, 2012 were reported in this segment.

(4)         Our Other segment results for the three and nine months ended September 30, 2013 included corporate overhead costs of $24.4 million and $77.3 million, respectively, as compared to corporate overhead costs of $39.2 million and $82.6 million for the three and nine months ended September 30, 2012, respectively. Corporate overhead costs decreased by $14.8 million for the three months ended September 30, 2013, as compared to the corresponding period in the prior year, primarily due to lower lobbying expenses of $19.8 million as well as a favorable franchise tax resolution for $1.1 million, both of which were partially offset by higher spin-off transaction costs and development costs of $4.0 million and $2.9 million, respectively. In the third quarter of 2012, our results included $19.2 million of lobbying costs related to our opposition to the November 2012 gaming referendum in Maryland. Corporate overhead costs decreased by $5.3 million for the nine months ended September 30, 2013, as compared to the corresponding period in the prior year, primarily due to lower lobbying expenses of $18.2 million as well as a favorable franchise tax resolution for $1.1 million, both of which were partially offset by higher spin-off transaction costs and development costs of $6.2 million and $7.5 million, respectively.

Reconciliation of Adjusted EBITDA to Net income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Adjusted EBITDA	$182,070	$168,591	$614,217	$559,129
Gain from unconsolidated affiliates	(2,296)	(807)	(7,838)	(3,546)
Depreciation and amortization	(79,968)	(62,399)	(237,654)	(172,527)
Charge for stock compensation	(6,369)	(6,888)	(18,070)	(22,195)
Impairment losses	—	—	(71,846)	—
Insurance deductible charges, net of recoveries	—	—	(2,500)	7,229
(Loss) gain on disposal of assets	(157)	169	(2,833)	1,206
Income from operations	$93,280	$98,666	$273,476	$369,296
Interest expense	(25,060)	(19,953)	(80,044)	(55,819)
Interest income	369	218	974	683
Gain from unconsolidated affiliates	2,296	807	7,838	3,546
Other	(436)	(1,954)	2,630	(1,483)
Taxes on income	(29,132)	(31,338)	(110,466)	(124,491)
Net income	$41,317	$46,446	$94,408	$191,732

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended September 30, 2013

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$48,349	$59,416	$19,975	$(34,460)	$93,280
Charge for stock compensation	—	—	—	6,369	6,369
Depreciation and amortization	32,352	18,813	24,760	4,043	79,968
Loss (gain) on disposal of assets	34	—	129	(6)	157
Gain (loss) from unconsolidated affiliates (1)	—	—	2,599	(303)	2,296
Adjusted EBITDA	$80,735	$78,229	$47,463	$(24,357)	$182,070

Three Months Ended September 30, 2012

	Midwest	East/West	Southern Plains	Other (2)	Total
Income (loss) from operations	$55,088	$68,078	$26,496	$(50,996)	$98,666
Charge for stock compensation	—	—	—	6,888	6,888
Depreciation and amortization	24,791	22,430	11,028	4,150	62,399
(Gain) loss on disposal of assets	(28)	(138)	(11)	8	(169)
Gain (loss) from unconsolidated affiliates (1)	—	—	1,036	(229)	807
Adjusted EBITDA	$79,851	$90,370	$38,549	$(40,179)	$168,591

Nine Months Ended September 30, 2013

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$165,214	$204,478	$9,419	$(105,635)	$273,476
Charge for stock compensation	—	—	—	18,070	18,070
Impairment losses	—	—	71,846	—	71,846
Insurance deductible charges	—	—	2,500	—	2,500
Depreciation and amortization	97,182	58,938	69,304	12,230	237,654
Loss (gain) on disposal of assets	306	2,470	372	(315)	2,833
Gain (loss) from unconsolidated affiliates (1)	—	—	8,383	(545)	7,838
Adjusted EBITDA	$262,702	$265,886	$161,824	$(76,195)	$614,217

Nine Months Ended September 30, 2012

	Midwest	East/West	Southern Plains	Other (2)	Total
Income (loss) from operations	$148,509	$228,700	$108,739	$(116,652)	$369,296
Charge for stock compensation	—	—	—	22,195	22,195
Insurance recoveries, net of deductible charges	—	—	(7,229)	—	(7,229)
Depreciation and amortization	61,989	66,455	33,627	10,456	172,527
(Gain) loss on disposal of assets	(812)	(395)	(3)	4	(1,206)
Gain (loss) from unconsolidated affiliates (1)	—	—	3,991	(445)	3,546
Adjusted EBITDA	$209,686	$294,760	$139,125	$(84,442)	$559,129

(1)         On February 3, 2012, our joint venture in Kansas Entertainment commenced operations of Hollywood Casino at Kansas Speedway.  We record 50% of the joint venture’s earnings in our gain from unconsolidated affiliates line in the Southern Plains column which includes the impact of depreciation and amortization expense. Our 50% share of depreciation and amortization expense was $2.9 million and $8.6 million for the three and nine months ended September 30, 2013, respectively, as compared to $2.6 million and $7.1 million for the three and nine months ended September 30, 2012, respectively.  Results for the nine months ended September 30, 2013 included a $1.5 million favorable adjustment related to a lower real estate property tax assessment.

(2)         The Other category included lobbying costs of $19.2 million for the three and nine months ended September 30, 2012 related to our opposition of the November 2012 referendum to expand gaming in the state of Maryland.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Gaming	$641,777	$633,836	$2,039,531	$1,924,759
Food, beverage and other	112,687	103,735	355,591	326,598
Management service fee	3,685	4,347	10,399	11,404
Revenues	758,149	741,918	2,405,521	2,262,761
Less promotional allowances	(43,714)	(34,874)	(131,469)	(107,107)
Net revenues	714,435	707,044	2,274,052	2,155,654

Operating expenses
Gaming	325,576	327,489	1,029,483	998,533
Food, beverage and other	84,471	80,875	263,646	253,664
General and administrative	131,140	137,615	395,447	368,863
Depreciation and amortization	79,968	62,399	237,654	172,527
Impairment losses	—	—	71,846	—
Insurance deductible charges, net of recoveries	—	—	2,500	(7,229)
Total operating expenses	621,155	608,378	2,000,576	1,786,358
Income from operations	93,280	98,666	273,476	369,296

Other income (expenses)
Interest expense	(25,060)	(19,953)	(80,044)	(55,819)
Interest income	369	218	974	683
Gain from unconsolidated affiliates	2,296	807	7,838	3,546
Other	(436)	(1,954)	2,630	(1,483)
Total other expenses	(22,831)	(20,882)	(68,602)	(53,073)

Income from operations before income taxes	70,449	77,784	204,874	316,223
Taxes on income	29,132	31,338	110,466	124,491
Net income	$41,317	$46,446	$94,408	$191,732

Earnings per common share:
Basic earnings per common share	$0.43	$0.49	$0.98	$2.03
Diluted earnings per common share	$0.40	$0.44	$0.92	$1.81

Weighted-average common shares outstanding:
Basic	78,635	76,336	78,169	76,196
Diluted	103,442	105,841	103,107	105,874

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Other items

(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Project Capital Expenditures	$26,196	$96,677	$96,967	$298,625
Maintenance Capital Expenditures	16,260	14,097	62,106	66,327

	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012

Cash	$267,871	$235,135	$247,702	$260,467

Bank Debt	$2,062,362	$2,137,922	$2,276,608	$2,393,459
Subordinated Notes	325,000	325,000	325,000	325,000
Other long term obligations	13,255	13,278	12,076	12,111
Total Debt	$2,400,617	$2,476,200	$2,613,684	$2,730,570

Diluted Share Count Methodology

Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share for its Series B Redeemable Preferred Stock (“Series B Preferred Stock”), which had 12,050 shares outstanding as of September 30, 2013, as follows:

•                  When the price of Penn National Gaming’s common stock at the end of reporting period is less than $45, the diluted weighted average outstanding share count is increased by 26,777,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock at the end of the reporting period is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.205 billion (face value) by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 17,985,075 shares and 26,777,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock at the end of the reporting period is above $67, the diluted weighted average outstanding share count will be increased by 17,985,075 shares (regardless of how much the stock price exceeds $67).

In connection with our plan to separate our operating assets and real property assets into two publicly traded companies through a tax-free spin-off of our real estate assets to holders of our common stock, Penn repurchased its Series B Preferred Stock on October 11, 2013 for $627 million and issued to Fortress 8,624 shares of Series C Preferred Stock, which is equivalent to approximately 8,624,000 non-voting common shares.

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA is used by management as the primary measure of the Company’s operating performance.  We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of gain or loss from unconsolidated affiliates.  Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects.  We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations.  These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry.  Gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP.  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties.  However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP.  Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is the principal basis for the valuation of gaming companies, and that it is considered by many to be a better indicator of the Company’s operating results than net income (loss) per GAAP.  In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its segments, including the evaluation of operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.  A reconciliation of the Company’s adjusted EBITDA to net income (loss) per GAAP, as well as the Company’s adjusted EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each segment’s adjusted EBITDA to income (loss) from operations is included in the financial schedules herein.  On a segment level, adjusted EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment-by-segment basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

This press release is available on the Company’s web site, www.pngaming.com in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-eight facilities in eighteen jurisdictions, including Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At September 30, 2013, in aggregate, Penn National’s operated facilities featured approximately 33,000 gaming machines, 800 table games, 2,900 hotel rooms and 9.0 million of property square footage.

On November 15, 2012, the Company announced its intent to pursue a plan to separate its operating assets and real property assets into two publicly traded companies — an operating entity, Penn National Gaming, and a newly formed, publicly traded entity intending to become a real estate investment trust (a “REIT”),  GLPI.  On September 26, 2013, the Company announced that its Board of Directors had approved, subject to certain terms and conditions, the tax-free spin-off to its shareholders of substantially all of the Company’s real property assets through the distribution of the shares of common stock of GLPI.  Each Penn National Gaming shareholder will receive one share of common stock of GLPI for every share of Penn National Gaming common stock held by such shareholder at the close of business on October 16, 2013, the record date for the spin-off.  The distribution is expected to be made on November 1, 2013.  Following the spin-off, the Company will continue to be listed on the NASDAQ Stock Market under the symbol “PENN,” and GLPI expects to list its common stock on the NASDAQ Stock Market under the symbol “GLPI.”

GLPI filed with the SEC on October 10, 2013 a prospectus on Form 424B3 relating to the proposed transaction (the “Prospectus”).  Investors are encouraged to read the Prospectus because it contains more complete information about GLPI and its separation from the Company, including financial information and disclosures regarding GLPI’s capital structure, senior management and relationship with Penn National Gaming as well as a detailed description of the conditions that must be satisfied in order to proceed with the proposed transaction.  The remaining conditions that must be satisfied in order to proceed with the proposed transaction, include, without limitation, the completion of the financings needed to fund each of the public companies and the continuing validity of the factual representations underlying the private letter ruling from the Internal Revenue Service received by the Company, which are described in further detail in the Prospectus.

Based on Penn National Gaming’s current real estate portfolio, GLPI is expected to own and lease immediately after the separation the real estate associated with 21 casino facilities, which have a total of over 3,220 acres of land and 6.6 million square feet of building space, including two facilities currently under development in Dayton and Youngstown, Ohio.  GLPI would lease back to Penn National Gaming 19 of these casino facilities and own and operate, through taxable REIT subsidiaries, two gaming facilities in Baton Rouge, Louisiana and Perryville, Maryland.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company” or “PENN”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the proposed separation of GLPI from PENN, the anticipated timing of the proposed separation, the expected tax treatment of the proposed transaction, the ability of each of the post spin Company and GLPI to conduct and expand their respective businesses following the proposed spin-off, and the diversion of management’s attention from traditional business concerns, our ability to raise the capital necessary to finance the spin-off, including the redemption of our existing debt obligations, the anticipated cash portion of GLPI’s special E&P dividend and transaction costs; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation, including the ongoing appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio; our ability to secure federal, state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; our ability to reach agreements with the thoroughbred and harness horseman in Ohio in connection with the proposed relocations and to otherwise maintain agreements with our horseman, pari-mutuel clerks and other organized labor groups; with respect to the proposed Jamul project, particular risks associated with securing financing, local opposition, and building a complex project on a relatively small parcel; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); with respect to our Massachusetts project, the ability to execute surrounding community agreements and the ultimate location of the various facilities in the state; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet based and sweepstakes based); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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